EXHIBIT 21.1

SUBSIDIARIES OF PEMSTAR INC.

Subsidiary	Country of Incorporation

Turtle Mountain Corporation	United States

Pemstar Luxembourg S.a.r.l.	Luxembourg

Pemstar Singapore Pte Ltd	Singapore

Pemstar Netherlands Holding B.V.	The Netherlands

Pemstar BV	The Netherlands

Pemstar Romania Holding B.V.	The Netherlands

Pemstar Thailand Limited	Thailand

Pemstar (Tianjin) Enterprise Ltd.	China

Pemstar de Mexico, S. de R.L. de C.V.	Mexico

Pemstar Ireland Ltd.	Ireland

Pemstar Romania Srl	Romania

Pemstar Brasil Ltda.	Brazil

Pemstar Japan KK	Japan

Pemstar Israel Ltd.	Israel